CERTAIN CONFIDENTIAL TREATMENT CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


                                                                   EXHIBIT 10.13


[COMPANY LETTERHEAD]

                       BAY NETWORKS COMMUNICATIONS, INC.,
                                       and
                           FIRST VIRTUAL CORPORATION.

                   ORIGINAL EQUIPMENT MANUFACTURING AGREEMENT

This Agreement is entered into as of this 3rd day of November, 1995, ("Effective Date") by and between Bay Networks, Inc., a Delaware corporation having its principal place of business at 4401 Great America Parkway, P.O. Box 58185, Santa Clara, California, 95052-8185 ("Bay Networks"), and First Virtual Corporation ("First Virtual") having its principal place of business at 3393 Octavius Drive, Suite 102, Santa Clara, CA 95054.

                                   BACKGROUND

        A. Bay Networks is engaged in the design, manufacture and sale of a wide range of networking products including hubs, routers, switches and ATM equipment.

        B. First Virtual is engaged in the design, manufacture and sale of multimedia networking products, including 25 Mb/s ATM switches, 25 Mb/s ATM network interface cards and a multimedia operating system known as 'MOS'.

        C. The parties wish to provide for the right and option of Bay Networks to purchase private labeled versions of products, manufactured by First Virtual, for resale by Bay Networks, as described in this Agreement.

                                    AGREEMENT

Accordingly, in consideration of the mutual promises, rights and obligations described in this Agreement, the parties agree as follows:

1. SCOPE OF WORK TO BE PERFORMED BY FIRST VIRTUAL.

        1.1 PRIVATE LABELED PRODUCTS. First Virtual will design, test, manufacture and support private labeled versions of the 25Mb/s modular ATM Media Switch 11 models, the 25Mb/s ATM PCI and ISA Media Adapter Card models and Multimedia Operating System models as described in Schedule A to this Agreement, which have been modified to meet the requirements of the specifications attached as Schedules B, C and D to this Agreement. The products are collectively referred to in this Agreement as the "Private Labeled Products". Specifications for private labeling is set forth in Schedule E. First Virtual shall deliver 2 working prototype units for use in Alpha, Beta and other testing. The price for these units to Bay Networks will be equal to First Virtual cost of goods sold ("COGS").

        1.2 DOCUMENTATION. First Virtual will provide a complete set of the applicable technical publications and illustrations which First Virtual ships with the corresponding First Virtual products, as well as user documentation to Bay Networks in an agreed upon format. Bay Networks will modify such publications and will deliver master copies of this documentation to Bay Networks standard printer or other printer designated by First Virtual. First Virtual will purchase this documentation at a rate agreed upon between the printer and First Virtual. First Virtual will acquire, pack and ship this documentation with the applicable OEM product when such product is delivered to Bay Networks. The complete documentation list is set forth in Schedule E.

        1.3 PROJECT MANAGEMENT. First Virtual designates Douglas Tsui as the First Virtual Project Manager and Bay Networks designates Jim Nielsen as the Bay Networks Project Manager for this Agreement . The Project Managers, or their representatives, shall meet on a regular basis throughout the development phase of this Agreement for the purpose of joint progress reporting and relationship/program management.

2. PURCHASE AND SALE OF PRIVATE LABELED PRODUCTS.

        2.1 OPTION TO PURCHASE PRIVATE LABELED PRODUCTS; OBLIGATION TO SELL PRIVATE LABELED PRODUCTS; EXCLUSIVE PURCHASE RIGHTS. Bay Networks may, at its option, purchase Private Labeled Products, including products with the options described in Schedules A, B, C and D from First Virtual for resale by Bay Networks, directly and indirectly through its sales channels, by placing written orders under this Agreement. Bay Networks has no obligation to order a minimum amount of any type of Private Labeled Product. First Virtual agrees to manufacture and deliver to Bay Networks Private Labeled Products in response to all orders placed under this Agreement, provided that such orders comply with the terms of this Agreement. First Virtual agrees not to sell Private Labeled Products manufactured under this agreement to any other party without Bay Networks' prior written consent.

        2.2 LICENSE OF UPDATES TO MOS SOFTWARE FOR USE IN CONNECTION WITH SALE OF MEDIA SWITCH EQUIPMENT. The parties acknowledge that the Private Labeled Products encompass hardware and software. First Virtual grants Bay Networks the right to reproduce as required, and distribute (directly and through its distributors and resellers worldwide) all "bug fixes" to the Private Labeled Products software provided under this Agreement, for use solely in connection with the operation of the Private Labeled Products for the term of this Agreement.

        2.3 ORDERS FOR PRIVATE LABELED PRODUCTS. Each order placed by Bay Networks for First Virtual equipment shall be governed by the terms of this Agreement; conflicting or additional terms provided in any order by Bay Networks or acknowledgment by First Virtual shall be of no effect unless specifically accepted in writing by an authorized representative of Bay Networks and First Virtual. Each order shall specify:

        - Description of Private Labeled Products models and any options (including applicable item numbers and part numbers)

        -      Purchase price

        -      Required Ship date

        -      Specified delivery schedule

        -      Addresses: "ship-to" and "invoice-to".

        2.4 CANCELLATION OR POSTPONEMENT OF ORDERS. Bay Networks may cancel or reduce the quantity of any order without liability on or before 60 days in advance of the ship date specified in Bay Networks' order without cancellation charge. Bay Networks may cancel, or reduce the quantity of any order on or before 30 to 59 days in advance of the ship date specified in Bay Networks' order by paying First Virtual a cancellation charge equal to 10% of the purchase price of the order canceled. Bay Networks may postpone the delivery of any portion of an order one time for up to 180 days without any liability by delivering written notice to First Virtual on or before 60 days in advance of the ship date specified in Bay Networks' order.

        2.5 DELIVERY OF PRIVATE LABELED PRODUCTS IN RESPONSE TO ORDERS. In general, orders shall be placed at least 90 days prior to the requested shipment date. First Virtual will use all commercially reasonable efforts to deliver Private Labeled Products to Bay Networks in the quantities ordered by Bay Networks by the shipment date specified in Bay Networks' order and acknowledged by First Virtual. The parties acknowledge that time is the essence of this Agreement. For any order placed at least 90 days prior to the requested shipment date, in the event that First Virtual fails to deliver Private Labeled Products within the time period described in this subsection, Bay Networks shall be entitled to a credit against the corresponding order in the amount calculated from the table below applied against the quantity of Private Labeled Products which was not delivered within the specified time period, subject to adjustment as provided below:

Actual delivery date                              Percentage of price credited
-------------------                               ----------------------------
[*] days from shipment date                       No discount
specified in Bay Networks' order

[*] days from shipment date                       [*]
specified in Bay Networks' order

[*] or more days from shipment date               [*]
specified in Bay Networks' order

Bay Networks may choose to cancel at any time any order which remains unfulfilled by First Virtual after 29 days from the shipment date specified in Bay Networks' order. Private Labeled Product which is delivered but which does not conform to the warranties and specifications described in this Agreement, and which the non-conformance is not cured within five days after notice thereof from Bay Networks, shall not be deemed to have been delivered for purposes of this Section 2. First Virtual's obligations under this section shall be subject to the provisions of Section 14.2 entitled "Failure and Delay".

        2.6 PRICES; PAYMENT. Subject to adjustment as provided by this Section, prices for the Private Labeled Products shall be those set forth in Schedule F, less all applicable discounts. Prices include all costs of freight and insurance as provided by this Agreement. All prices are exclusive of any tax levied or based on the equipment, (collectively "Taxes"). Bay Networks shall pay such Taxes (other than income and franchise taxes of First Virtual), or provide First Virtual with a certificate of exemption acceptable to the appropriate taxing authority. Payment for the Private Labeled Products shall be due within 30 days of shipment, subject to acceptance of the products by Bay Networks as provided for in this Agreement. For payment purposes, products will be deemed accepted unless rejected within 30 days. Payment for all other charges shall be due within 30 days of receipt of invoice, unless otherwise specified in this Agreement.

        2.7 SHIPMENT; CHANGES; TITLE; RISK OF LOSS. Private Labeled Products shipped in response to Bay Networks' orders will be shipped F.O.B. Bay Networks' manufacturing facility, Santa Clara County California. Title to the Acceptance Tests and Procedures shall pass to Bay Networks upon acceptance of the respective shipment of products. First Virtual shall bear risk of all loss, damage and theft of products until delivered to Bay Networks' manufacturing facility.

----------------------------
* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        2.8 NON-BINDING ROLLING FORECAST. To assist First Virtual in delivering Private Labeled Products, Bay Networks agrees to provide First Virtual monthly with 6 month rolling forecasts for its projected orders for Private Labeled Product. The provision of such forecast shall in no way bind Bay Networks to actually place orders for any such quantities nor otherwise expose Bay Networks to liability.

        2.9 MINIMUM ORDERS FOR PRIVATE LABELED PRODUCTS. Nothing in this Agreement shall be construed as requiring that Bay Networks order any specific minimum amount of Private Labeled Product.

3. ACCEPTANCE.

        3.1 TESTING AT FIRST VIRTUAL. The parties acknowledge the requirement that the Private Labeled Products be supplied with as close to a "zero defect rate" as is practically possible. Each Private Labeled Product is subject to final inspection and acceptance at Bay Networks' facility within 30 days after delivery. First Virtual will follow good manufacturing practices (equivalent to IPC Class II for electrical assembly) utilizing materials, techniques, and procedures which conform to industry standards. First Virtual will make available to Bay Networks, upon request, information regarding First Virtual's quality assurance procedures. Bay Networks may conduct and observe tests and inspections at First Virtual' manufacturing plant if Bay Networks notifies First Virtual one day in advance.

        3.2 TESTING AT BAY NETWORKS. Bay Networks shall have the right to perform the acceptance tests and procedures described in Schedule G (collectively the "Acceptance Tests") to confirm that the Private Labeled Product conforms to all criteria, specifications and warranties described in this Agreement. First Virtual will provide Bay Networks with a complete set of toplevel assembly drawings of the Bay Networks Private Labeled Product, which Bay Networks may use in incoming inspection. If one or more pieces of Private Labeled Product in a shipment fails to successfully pass the Acceptance Tests, Bay Networks shall deliver a deficiency report to First Virtual promptly following the completion of the acceptance period. First Virtual shall, in response to such report immediately accept the return of and then repair or replace the non-conforming Private Labeled Product so that it successfully passes all Acceptance Tests, all at First Virtual's sole expense.

        3.3 PAYMENT PRIOR TO ACCEPTANCE. Payment shall be made in accordance with paragraph 2.6, however, payment prior to acceptance shall not constitute acceptance. In the event that Bay Networks does not notify First Virtual in writing of deficiencies in the Private Labeled Product within 30 days of receipt thereof, the Private Labeled Product shall be deemed accepted. Exercise by Bay Networks of its right to inspect and test any products shall not preclude or limit Bay Networks' ability to assert any claim for breach of warranty.

4. WARRANTIES; REMEDIES.

        4.1 FREE FROM DEFECTS. For the hardware components of this Agreement, First Virtual warrants that each Private Labeled Product delivered to Bay Networks shall be free from defects in material and workmanship for one year after shipment to the corresponding end-user customer, but in no event later than 18 months from delivery to Bay Networks (the "Warranty Period"), and shall conform to the designs and specifications described in the Schedules to this Agreement. For the software components of this Agreement the warranty is 90 days on the media only.

        4.2 TESTING. First Virtual warrants that it will test each and every Private Labeled Product to ensure conformance to the design and specifications referenced in the Schedules before delivery to Bay Networks. First Virtual warrants that during the Warranty Period the Private Labeled Products delivered under this Agreement will successfully pass the diagnostic tests devised by Bay Networks, and meet all quality standards described in Schedule G, Quality Standards.

        4.3 FREE FROM LIENS, POWER TO PERFORM. First Virtual warrants that the Private Labeled Products delivered under this Agreement shall be free from all liens, encumbrances and restrictions or will advise Bay Networks of restrictions under First Virtual's license agreements with other third parties. First Virtual warrants that it has all rights and powers necessary to performs its obligations under this Agreement and to grant the licenses and other rights provided to Bay Networks by this Agreement.

        4.4 SERVICES. First Virtual warrants that all services performed under this Agreement will be performed in a professional manner and in accordance with the applicable specifications under this Agreement.

        4.5 REMEDIES. If Bay Networks discovers a defect or non-conformance during the Warranty Period, Bay Networks shall promptly notify First Virtual of any non-conforming material to obtain a Return Material's Authorization number ("RMA"). First Virtual agrees to accept the return of Private Labeled Products that Bay Networks determines does not meet the warranties described in this Section. Upon Bay Networks' receipt of the RMA, Bay Networks shall cause the return of the non-conforming Private Labeled Product to First Virtual. Upon its receipt, First Virtual shall promptly either repair or replace it, at First Virtual's option and cost. Properly repaired or replaced Private Labeled Product shall promptly be delivered to Bay Networks and the Warranty Period therefor shall continue for 90 days following delivery of the returned Private Labeled Product to Bay Networks or the balance of the Warranty Period, whichever is longer. First Virtual shall bear the cost for shipment of products for warranty repair from and to Bay Networks' Santa Clara County manufacturing facilities. If the defect is attributable to a problem with software, First Virtual shall promptly provide Bay Networks with a suitable patch, fix or work-around sufficient to enable the Private Labeled Product to operate in accordance with this Agreement. These remedies are in addition to any others which may be provided by this Agreement or by law.

        4.6 LIMITATIONS. This warranty does not include damages due to inadequate operating environment, accident, disaster, neglect, abuse, misuse, or alterations made without approval by First Virtual. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.

        4.7 AFTER WARRANTY REPAIRS. First Virtual shall provide repairs of Private Label Products returned outside of the warranty period for a unit cost of 30% of the current Bay Networks US list purchase price of the relevant piece of equipment.

5. TECHNICAL ASSISTANCE, SUPPORT AND TRAINING.

        5.1 TECHNICAL ASSISTANCE. First Virtual shall provide Bay Networks with the technical assistance and maintenance support as is more specifically described in Schedules H. The parties anticipate that Bay Networks or its resellers and maintenance co-providers will perform "first call" maintenance for Private Labeled Products delivered to end-users in accordance with this Agreement, and that First Virtual will provide "factory level" support to Bay Networks to enable it to perform satisfactory maintenance of the Private Labeled Product for Bay Networks' customers.

Bay Networks shall have the right to return to First Virtual Private Labeled Product which is out of the Warranty Period and which has failed for repair or replacement by First Virtual at the rates described in Section 4.7. In addition, Bay Networks shall have the right to obtain consulting services from First Virtual to generally assist in the enhancement of the Private Labeled Products and in the development of technology intended to operate in conjunction with the Private Labeled Products, at the rates described in Schedule F.

        5.2 TRAINING. First Virtual shall provide Bay Networks with training as is more specifically described in Schedules I, including a general introduction to the First Virtual products and detailed training on the Private Labeled Products and updates, sales and support training.

6.      REFERENCE SELLING OF PRODUCTS.

        6.1 FIRST VIRTUAL REFERENCE SELLING. First Virtual will reference sell the products of Bay Networks. This will allow First Virtual to position a complete solution including both Bay Networks and First Virtual equipment with end user customers. First Virtual will acquire Bay Networks product through the existing Bay Networks distribution channel.

        6.2 BAY NETWORKS REFERENCE SELLING. Bay Networks will reference sell the products of First Virtual other than the Private Labeled Products. This is intended to allow the Bay Networks direct sales force and channel access to a complete solution for our end user customers. First Virtual or its resellers will provide sales support to Bay Networks as available to enable Bay Networks to be effective in this process.

7. LIMITED EXCLUSIVITY; INDEMNIFICATION; PROPRIETARY RIGHTS.

        7.1 LIMITED EXCLUSIVITY. First Virtual agrees to refrain from making disclosure to any party or any public announcement regarding joint sales, marketing, OEM or private label agreements with the following networking vendors for the 90 days following the execution of this Agreement: Cabletron Systems, Inc., Cisco Systems, Inc., Hewlett Packard Company, International Business Machines Corporation, 3Com Corporation and Fore Systems, Inc.

        7.2 INDEMNIFICATION BY FIRST VIRTUAL. First Virtual will defend at its own expense any action brought against Bay Networks, to the extent that it is based on a claim by a third party (i) that the Private Labeled Products infringes a patent or copyright, or contains misappropriated trade secrets, or
(ii) which is based upon the use, operation or performance of the Private Labeled Products, anywhere in the world, and will pay any costs and damages finally awarded against Bay Networks in any such action which are attributable to any such claim. First Virtual's obligations under the preceding are subject to the conditions that: (i) Bay Networks promptly notifies First Virtual in writing of any such claim, and (ii) First Virtual will have sole control of such defense and all negotiations for any settlement or compromise, although Bay Networks may participate in the same at its expense. If First Virtual receives notice of an alleged infringement or if use of any product shall be prevented by an injunction based on alleged infringement, First Virtual shall have the right, at its option to (i) obtain the rights to continue use of such product or technology, (ii) substitute other suitable Private Labeled Product, software and/or technology or (iii) modify such product so that it is no longer infringing. First Virtual shall have no liability to Bay Networks, or its distributors or end-user customers with respect to any claim of patent, copyright, or any other intellectual property right infringement which (i) arises solely from the combination or utilization of the product with any item of hardware with any machine, device, computer or software not furnished or approved by First Virtual Corporation, (ii) based upon a product which has been used in a manner for which it was not designed, (iii) use of a superseded or altered release of a product if such infringement would have been avoided by the use of current unaltered releases of the product that First Virtual provides to distributor or its end-user customers or dealers, or (iv) components or software which are licensed to First Virtual Corporation.

        7.3 INDEMNIFICATION BY BAY NETWORKS. Bay Networks will defend at its own expense any action brought against First Virtual by a third party, to the extent that it is based on promises or assertions made by Bay Networks to a third party in excess of its authority under this Agreement or to the extent that Bay Networks expands the liability of First Virtual beyond that provided in First Virtual's standard terms and conditions provide by First Virtual to Bay Networks to provide to customers or to the extent the claim is based on specifications provided by Bay Networks to First Virtual. Bay Networks' obligations under the preceding are subject to the conditions that: (i) First Virtual promptly notifies Bay Networks in writing of any such claim, and (ii) Bay Networks will have sole control of such defense and all negotiations for any settlement or compromise, although First Virtual may participate in the same at its expense.

        7.4 PROPRIETARY RIGHTS OF BAY NETWORKS. Bay Networks reserves all proprietary rights in all original works, computer programs, discoveries, inventions, patents, know-how, techniques, designs, maskworks, engineering details and other data developed by Bay Networks, including all information relating to the network management interface circuitry and technology disclosed to First Virtual by Bay Networks.

        7.5 PROPRIETARY RIGHTS OF FIRST VIRTUAL. First Virtual reserves all proprietary rights in all original works, computer programs, discoveries, inventions, patents, know-how, techniques, designs, maskworks, engineering details and other data developed by First Virtual Corporation, including all information relating to the network management interface circuitry and technology disclosed to Bay Networks by First Virtual Corporation.

8. ENGINEERING CHANGES.

        8.1 REQUIRED CHANGES. First Virtual reserves the right to make engineering changes at any time to the Private Label Products (i) which do not adversely impact the operation of the Private Label Products with Bay Networks systems, (ii) which are necessary to comply with changed safety or environmental standards and other governmental regulations, (iii) which are necessary to make the product non-infringing with respect to any patent, copyright or other proprietary interest, or (iv) which are for the purpose of improving the quality, reliability or manufacturability of the Private Label Products, provided that all such changes reflect changes being made by First Virtual simultaneously to the corresponding First Virtual standard products.

        8.2 NOTICE OF CHANGES. First Virtual will notify Bay Networks' project manager by electronic mail or facsimile of all planned permanent or temporary changes to the Private Label Products which impact form, fit or function, or safety, environmental or other governmental compliance of the Private Label Products. The notice will include a summary of the expected impact of any such planned change on the above listed characteristics of the Private Label Products.

8.3 ACCEPTANCE OF CHANGE. Within 10 business days after receipt by Bay Networks of notification of a planned change, Bay Networks shall either accept the proposed change or request additional information regarding the same. Within 5 business days after receipt by First Virtual of a request by Bay Networks for additional information, First Virtual will provide additional documentation and/or direct consultation to Bay Networks regarding the planned change. Should Bay Networks fail to either accept the proposed change or request additional information from First Virtual regarding the same within such ten day period after notification, the proposed change will be deemed to have been accepted by Bay Networks as of the end of such ten day period. Bay Networks shall not unreasonably withhold its acceptance of any changes planned by First Virtual.

        8.4 EFFECTIVE DATE OF CHANGE. If the change is accepted by Bay Networks, the effective date thereof will be established by First Virtual but in no event shall such effective date be earlier than 10 days after the date of acceptance of the change by Bay Networks. If the proposed change is not acceptable to Bay Networks, the parties will meet within 5 working days after receipt by Bay Networks of the additional information and/or consultation provided pursuant to
Section 8.3 above, to attempt to reach a resolution through good faith negotiations. It should be noted that the intent of this agreement is to produce Private Label Product that is as far as practicable identical to First Virtual product except as provided for in Schedules B, C and D.

9. UPGRADE OF TECHNOLOGY

        9.1 NOTICE. First Virtual will notify Bay Networks of upgrades of technology for corresponding First Virtual standard products not otherwise included as engineering changes in accordance with Section 8. If requested by Bay Networks, subject to this Section 9, such upgrades will be incorporated in Private Label Products available for shipment within 90 days of when such upgrades are incorporated in corresponding First Virtual standard products.

        9.2 MATERIAL MODIFICATIONS. The above 90 day period shall not apply if Bay Networks requests material modifications to an upgrade other than to the extent necessary to enable the upgrade to be incorporated in the Private Label Products. Pricing of any material modifications to the Private Label Products will be agreed to by First Virtual and Bay Networks.

        9.3 CHARGES FOR UPGRADES. If such upgrades or enhancements are provided to other customers at no additional charge, there will be no increase in the unit price for products under this Agreement. If First Virtual charges its other customers for such upgrades, First Virtual shall only be required to provide such upgrades to Bay Networks upon agreement with Bay Networks regarding an increased unit price. It should be noted that the intent of this agreement is to produce Private Label Product that is as far as practicable identical to First Virtual product except as provided for in Schedules B, C and D.

10. SUPPLY OF PRODUCT AND SPARES

        10.1 END-OF-LIFE PURCHASES. In the event of termination or expiration of this Agreement, Bay Networks will be entitled, at its option, to place a non-cancelable order for a "life cycle purchase" of the Private Label Products at least 15 days prior to the effective date of such termination or expiration, for delivery within 180 days after the effective date of Agreement termination or expiration.

        10.2 AVAILABILITY OF PRODUCT AND SPARES. First Virtual will make available to Bay Networks spare, replacement, and maintenance parts necessary to enable Bay Networks to support the Private Label Products for a period of at least five years after the date of the last delivery of the product to Bay Networks. First Virtual will make these parts available to Bay Networks at prices that are at least as low as the prices being charged to First Virtual's other customers with similar terms and conditions.

11.     BACK-UP MANUFACTURING LICENSE

        11.1 MANUFACTURING LICENSE. First Virtual grants to Bay Networks a non-exclusive license to manufacture or have manufactured for Bay Networks the Private Label Products for the term of this Agreement; provided that such license shall be exercisable only in the event that First Virtual becomes bankrupt or insolvent, makes a general assignment for the benefit of creditors, or if a receiver is appointed to take possession of any part of First Virtual's assets. As further conditions to the exercise of the license under this paragraph, Bay Networks (1) shall pay to First Virtual an appropriate license fee and/or royalty, to be negotiated in good faith, for the license pursuant to this paragraph, and (2) shall purchase from First Virtual all quantities of Private Label Products then ordered.

        11.2 DELIVERY OF DOCUMENTATION. Within 60 days after the license granted pursuant to Section 11.1 becomes exercisable, First Virtual shall deliver to Bay Networks all documentation and other information necessary, desirable or appropriate to enable a reasonably skilled party to manufacture Private Label Products complying with the specifications. These materials shall include the particular items in use at that time, without limitation:

        1.     Bill of materials and vendor listing

        2.     Assembly drawing(s)

        3.     Schematics

        4.     Printed circuit fabrication drawing

        5.     Printed circuit mechanical layout

        6.     Printed circuit film

        7.     CAD Tape

        8.     Functional description

        9.     Engineering test report

        10.    Engineering design specification

        11.    Manufacturing procedures, work instructions and test procedure

       Thereafter, but only during the term of this Agreement, in response to requests from Bay Networks, First Virtual shall deliver to Bay Networks revisions and updates to the foregoing information in order to permit Bay Networks to manufacture or have manufactured Private Label Products which are as current as the most current versions of the First Virtual standard products. All information delivered by First Virtual to Bay Networks under this Section 11 shall be deemed to be Proprietary Information belonging to First Virtual for purposes of Sections 12 and 7.5.

        11.3 SCOPE OF LICENSE. The license granted under Section 11.1 shall be deemed to be a license of all of First Virtual's proprietary rights in the Private Label Products and in the materials described in Section 11.2, whether such rights arise under patents, issued or which may issue, copyrights, maskwork rights or trade secrets. Bay Networks' license rights are limited to, and may be exercised solely for the purpose of, manufacturing the Private Label Products, but such rights shall include the right to grant sub-licenses to Bay Networks' manufacturing affiliates. The license granted under this Section 11 shall terminate upon termination of this Agreement.

12.     CONFIDENTIAL INFORMATION.

        12.1 CONFIDENTIAL AND PROPRIETARY INFORMATION. The parties understand that each will disclose to the other in connection with this Agreement, certain of its proprietary or confidential information which is to be protected in accordance with the terms of this Agreement.

12.2 DEFINITION. The term "Confidential Information" as used herein shall mean any and all information disclosed by a party in written or other tangible form which is clearly marked as being confidential or proprietary information of the party; oral information designated as confidential by the disclosing party at the time of disclosure and summarized and identified as being confidential in writing within 30 days after disclosure; or any other information of the kind which is commonly considered to be confidential in nature. In addition First Virtual and Bay Networks anticipate that they may exchange information about their respective marketing and sales plans and strategies, and about specific, potential business opportunities, all of which shall be deemed confidential information and subject to the obligations described in this Section.

        12.3 OBLIGATIONS. The party receiving Confidential Information shall (i) maintain it in confidence and shall not disclose it to anyone other than its employees or others acting under its control, (ii) use at least the same degree of care to maintain its secrecy as the party uses in maintaining the secrecy of its own proprietary, confidential and trade secret information, (iii) always use at least a reasonable degree of care in maintaining its secrecy, (iv) use it only for the purpose of performing its obligations under this Agreement, and (v) deliver to the other party, upon request, all copies, notes, diagrams, computer memory, media or other materials containing any portion of the other party's Confidential Information.

        12.4 LIMITATIONS. Neither party shall have any obligation concerning that part of the other's Confidential Information which (i) was known to it before its receipt from the other party without an obligation of confidentiality, (ii) is lawfully obtained from a third party under no obligation of confidentiality, (iii) becomes publicly available other than as a result of an act or failure to act of the receiving party, (iv) is independently developed by the receiving party, (v) is required to be disclosed pursuant to a legal, judicial or administrative proceeding, or (vi) is disclosed by the receiving party with the other party's written permission. Neither party will disclose any part of the other party's Confidential Information to anyone except those of its employees or contractors having a need to know the same in order to accomplish the purposes of this Agreement and who have, before receiving access to the information, acknowledged its confidential, proprietary and/or trade secret nature and have agreed to be bound by the terms of this Section.

        12.5 REMEDIES. If any part of a party's Confidential Information is wrongfully disclosed or used then, in addition to the remedies provided by this Agreement or by law, the party which provided the Confidential Information will be entitled to an injunction preventing further disclosure or use of the information by the other party or by any third parties to whom the Confidential Information has been wrongfully disseminated.

13.     TERM AND TERMINATION.

        13.1 TERM. Unless earlier terminated in accordance with its terms, this Agreement shall commence upon the Effective Date and continue for a period of 2 years.

        13.2 TERMINATION. Should either party: (a) cease conducting business in the normal course, become insolvent or bankrupt, make a general assignment for the benefit of creditors, become generally unable to pay its debts as they become due, suffer or permit the appointment of a receiver for its business or assets, become subject to any levy, seizure, attachment or execution against it or become subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors; or (b) fail to perform any obligation required to be performed under this Agreement for a period of 30 days after receipt of notice from the other party of such failure; then such other party shall have the right to terminate this Agreement immediately by giving written notice to the other of its election to do so. The foregoing rights of termination are in addition to all other rights and remedies provided in this Agreement or by law Should Bay Networks fail to pay any sum when due under this Agreement, then if such failure continues for a period of fifteen days after receipt of notice from First Virtual of such failure, First

Virtual shall have the right to terminate this Agreement immediately by giving written notice to Bay Networks of its election to do so. The foregoing rights of termination are in addition to all other rights and remedies which may be provided under this Agreement or by law.

        13.3 TERMINATION ON FAILURE OF PRODUCT OR SYSTEM. Bay Networks will conduct testing of the First Virtual products and of the behavior of the First Virtual products as a component of a larger system involving Bay Networks products. If the First Virtual products fails to operate in the manner desired by Bay Networks, as a stand alone product or part of a system, then Bay Networks may terminate this contract by providing 30 days notice of such intention to terminate to First Virtual.

14. GENERAL PROVISIONS.

        14.1 NOTICES. Any notices required to be given under this Agreement shall be in writing and sent to the address of the appropriate party indicated on the first page of this Agreement or to such other address as may have been substituted by written notice. All such notices sent to Bay Networks shall be addressed "Attention: Director, ATM Business Unit" with a copy to "General Counsel".

        14.2 FAILURE AND DELAY. Except as expressly provided in this Agreement neither party shall be liable for its failure or delay in performance of its obligations under this Agreement due to strikes, wars, revolutions, fires, floods, explosions, earthquakes, government regulations, or other causes beyond its control.

        14.3 FOREIGN RESHIPMENT. This Agreement is made subject to all laws, regulations, orders or other restrictions on the export from the U.S.A. of products, documentation, or of other information about products, which may be imposed from time to time. Neither party shall export, directly or indirectly, any such products or information to any country for which an export license or other governmental approval is required at the time of export without first obtaining such license or approval.

        14.4 ASSIGNMENT. This Agreement may not be assigned by either party without prior written permission from the other. Any attempt by a party to assign any right, or delegate any duty or obligation which arises under this Agreement, without such permission, will be voidable.

        14.5 WAIVER, AMENDMENT OR MODIFICATION. Any waiver, amendment or modification of any right, remedy or other term under this Agreement will not be effective unless in writing and signed by the party against whom enforcement is sought.

        14.6 LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS OR COSTS OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY ARISING OUT OF THIS AGREEMENT OR ANY PROVISION HEREOF, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION SHALL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        14.7 RELATIONSHIP OF THE PARTIES; COSTS. The parties are each independent contractors. No agency relationship between Bay Networks and First Virtual is created by this Agreement. Neither party shall have any right or authority to act on behalf of the other and neither party will represent that it has such right or authority. Except as expressly provided in this Agreement, each party shall bear its own costs in connection with the performance of it obligations.

        14.8 PUBLICITY; MUTUAL APPROVAL. The parties acknowledge the importance of maintaining as confidential the existence and terms of this Agreement, and the business relationship it reflects. Neither party shall disclose the existence or terms of this Agreement to any third party without the written consent of the other party. All publicly distributed materials prepared by either party that mention the other party, the products of the other party, or this Agreement, shall be approved by both parties in writing before publication.

        14.9 ENTIRE AGREEMENT; GOVERNING LAW. This Agreement, including its schedules, constitutes the entire agreement between parties with respect to its subject matter and shall be governed by the laws of the State of California.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

BAY NETWORKS, INC.                                   FIRST VIRTUAL CORPORATION

By: /s/ Ronald V. Schmidt                            By: /s/ Ralph Ungermann

Name: Ronald V. Schmidt                              Name: Ralph Ungermann

Title: Chief Technical Officer                       Title: CEO

Date: November 3, 1995                               Date 11/3/95

                               INDEX TO SCHEDULES

Schedule A:   Complete list of product that is the subject of this OEM agreement

Schedule B:   Specifications of the Bay Networks Private Label Media Switch II

Schedule C:   Specifications of the Bay Networks Private Label Media Adapter

Schedule D:   Specifications of the Bay Networks Private Label 'MOS'

Schedule E:   Private Labeling Specification

Schedule F:   Pricing

Schedule G:   Quality Standards

Schedule H:   Support Services

Schedule I:   Training

                                   Schedule A

COMPLETE LIST OF FIRST VIRTUAL PRODUCT THAT BAY NETWORKS INTENDS TO OEM

(I)     Media Switch II

        MS-BASE-FLEX         Modular 8 x 25 Ports, 2 x 155 Ports,
                             I x Ethernet Port & Console Port

        SDC-4A25             Daughter Card 4 x ATM 25 Mb/s Ports
        MS-SNMP              SNMP Agent for MS-BASE-FLEX

(II)    Media Adapters

        MA-PCI-BA25          PCI bus Modular Adapter
        MA-ISA-BA25          ISA bus Modular Adapter

(III)   Multimedia Operating System

        MOS-1                Single User MOS
        MOS-10               10   User MOS
        MOS-30               30   User MOS
        MOS-100              100  User MOS

                                   Schedule B

                SPECIFICATION FOR THE BAY NETWORKS PRIVATE LABEL
                                 MEDIA SWITCH II

1. The specific model Media Switch II that forms the 'base' of this Bay Networks specific version is the First Virtual part # MS-BASE-FLEX. It consists of a double height enclosure with various empty slots. The bottom slot row shall contain two 4 x 25Mb/s ATM modules, one 2 x OC-3 ATM module, one Ethernet module (also supporting management and console connection). The top slot row shall be empty and covered by the appropriate face plates.

2. Also available to complete the above system shall be a separate 4 x 25Mb/s ATM module (First Virtual part #SDC-4A25). A fully populated Media Switch II shall be able to support a total of 20 25Mb/s ATM ports in five discreet modules.

3. The Bay Networks OEM version of the First Virtual Media Switch II shall be identical in all respects to standard product shipped by First Virtual, and from time to time modified or enhanced by First Virtual in the normal course of business except that:

a. The Media Switch II shall be painted in the standard Bay Networks corporate colors.

b. The Media switch II shall bear the standard Bay Networks corporate logo in standard corporate logo colors

C. The Media Switch II shall bear the Bay Networks name for the Media Switch II on the front panel.

d. The Media Switch II will be packaged in the standard packaging of Bay
Networks.

e. The Media Switch II will be supplied with complete standard documentation reformatted for Bay Networks use. The documentation will not be changed except that all references to First Virtual shall be changed to Bay Networks as appropriate, covers and design to be standard Bay Networks layout.

f. The Media Switch shall be equipped with MAC address chips that conform to the standard Bay Networks MAC addressing range to facilitate simple identification and management.

4. The Media Switch II shall support:

a. UNI 3.0 signaling from FCS until August 1996

b. UNI 3.1 signaling from June 1996 until August 1997

c. UNI 4.0 signaling from June 1997 until product EOL.

d. IISP from March 1996 until product EOL

e. PNNI from March 1997 until product EOL.

5. First Virtual will undertake to provide a complete SNMP graphical management application to support all aspects of management and configuration of the First Virtual switch. This application will support operation on all three of the following platforms: SunNet Manager, HP OpenView and IBM Netview 6000. First Virtual understands that this management application is required as a part of its general access to the marketplace, and is not developed specifically for this Bay Networks Agreement. The general purpose SNMP graphical application is agreed to be available on all three platforms no later that June 30, 1996.

6. First Virtual will undertake to incorporate Bay Networks MIB information into the 'Private Label Manufactured' versions of the Media switch II's that will allow the automatic discovery of the First Virtual switches and subsequent placement on a topology map for the purpose of launching the above application with respect to a particular switch (Bay Networks Sphere Topology). First Virtual understands that this development will be a key aspect of the value added solution that Bay Networks will provide to the marketplace. The incorporation of software into the First Virtual switch to allow the automatic discovery as outlined above shall be fully implemented no later that June 30, 1996. Bay Networks will provide all information required for First Virtual to commence this development no later than October 31st, 1995. For each day after October 31st. 1995 that Bay Networks fails to provide the required information, First Virtual will have an additional day after June 30th, 1996 to complete the development process.

7. First Virtual will work with Bay Networks to ensure that the LEC client software on all supplied ATM NIC cards interoperates fully with the LAN Emulation software produced by Bay Networks. Bay Networks will make all reasonable attempts to ensure that its LANE software complies with the relevant specifications of the ATM Forum.

8. First Virtual will ship the Bay Networks version of the Media Switch II with the MS-SNMP (SNMP agent for the Media Switch II) packaged with each supplied Media switch II.

                                   Schedule C

                SPECIFICATION FOR THE BAY NETWORKS PRIVATE LABEL
                                  MEDIA ADAPTER


1. The Bay Networks OEM version of the First Virtual 25Mb/s ATM Media Adapter shall be identical in all respects to standard product shipped by First Virtual, and from time to time modified or enhanced by First Virtual in the normal course of business except that:

a. The First Virtual 25Mb/s ATM Media Adapter will be packaged in the standard packaging of Bay Networks Private Labeled Product

b. The First Virtual 25Mb/s ATM Media Adapter will be supplied with complete standard documentation reformatted for Bay Networks use. The documentation will not be changed except that all references to First Virtual shall be changed to Bay Networks as appropriate, covers and design to be standard Bay Networks layout.

c. The First Virtual 25Mb/s ATM Media Adapter driver software will be supplied on diskettes bearing the standard Bay Networks diskette labeling.

                                   Schedule D

                SPECIFICATION FOR THE BAY NETWORKS PRIVATE LABEL
                        MOS: MULTIMEDIA OPERATING SYSTEM

The Bay Networks OEM version of the First Virtual MOS shall be identical in all respects to standard product shipped by First Virtual, and from time to time modified or enhanced by First Virtual in the normal course of business except that:

a. The First Virtual MOS will be packaged in the standard packaging of Bay Networks Private Labeled Product

b. The First Virtual MOS will be supplied with complete standard documentation reformatted for Bay Networks use. The documentation will not be changed except that all references to First Virtual shall be changed to Bay Networks as appropriate, covers and design to be standard Bay Networks layout.

c. The First Virtual MOS software will be supplied on diskettes bearing the standard Bay Networks diskette labeling.

                                   Schedule E

                         PRIVATE LABELING SPECIFICATION

        Bay Networks shall provide engineering drawings, camera-ready artwork film, and all other materials and instructions necessary to manufacture, product labels and shipping boxes without supplemental documentation. All Bay Networks Private Labeled Products delivered by First Virtual shall comply with the following specifications regarding the private labeling by First Virtual:

a) Bay Networks Private Labeled Product labels will bear the logos, trade names and trademarks of Bay Networks as specified by Bay Networks. No First Virtual logos, trademarks and trade names will be externally visible on installed Bay Networks Private Labeled Products. Bay Networks agrees not to affix any labels containing First Virtual logos, trademarks or trade names to the Bay Networks Private Labeled Products.

b) Preprinted boxes with Bay Networks logos will be provided by First Virtual and used for packaging the Bay Networks Private Labeled Product. These individual product boxes must be placed within larger protective shipping boxes for transit from First Virtual to Bay Networks.

c) Boxes containing the Bay Networks Private Labeled Product will include Bay Networks versions of the appropriate Bay Networks Private Labeled Product hardware installation manuals and documentation provided by First Virtual as described in the Agreement and this Schedule, and end-user warranty cards provided by Bay Networks.

d)      The following documentation will be included with the Private Labeled
        Products.

        Media Switch:        Installation and Configuration Guide
        MOS:                 Installation and Configuration Guide
        NIC Cards:           Installation and Configuration Guide

                                   Schedule F

                                     PRICING

PRODUCT PRICING

PRICING FOR OEM VERSION OF THE MEDIA SWITCH II AND OTHER ATM 25MB/S SWITCHES:

First [ * ] Units: [ * ] off the prevailing First Virtual List (Units [ * ]) Next [ * ] Units: [ * ] off the prevailing First Virtual List (Units [ * ]) Next [ * ] Units: [ * ] off the prevailing First Virtual List (Units [ * ]) Over [ * ] Units: [ * ] off the prevailing First Virtual List (Units [ * ])

PRICING FOR THE OEM VERSION OF THE OPTIONAL 25Mb/S MODULES:

This shall be at the discount level in effect for the above switches when the order for the Optional 25Mb/s modules is placed.

PRICING FOR THE SNMP AGENT FOR THE SWITCH:

This shall be at the discount level in effect for the above switches when the order for the SNMP agent is placed.

PRICING FOR OEM VERSION OF THE 25Mb/S ATM NETWORK INTERFACE CARDS: [ * ] off the prevailing First Virtual List

PRICING FOR OEM VERSION OF THE MULTIMEDIA OPERATING SYSTEM: [ * ] off the prevailing First Virtual List

PRICING FOR ALL OTHER FIRST VIRTUAL PRODUCT FOR RESALE TO OTHERS: [ * ] off the prevailing First Virtual List

PRICING FOR BAY NETWORKS DEMONSTRATION SYSTEMS FOR TESTING, TRAINING AND SUPPORT
REQUIREMENTS: [ * ] for up to 100 switch units in the first year following the execution of this Agreement. These units will not be used in calculating discounts set forth above.

PRICING FOR ALL OTHER FIRST VIRTUAL CONSULTING SERVICES IF REQUIRED BY BAY NETWORKS FOR THE PURPOSES OF SECTION 5.1: Engineer: [ * ], Lead Engineer [ * ], Manager [ * ].

NON RECURRING ENGINEERING

GENERAL CUSTOM WORK AS DESCRIBED IN THESE SCHEDULES: [    *      ] - Payable 30
days after signing this Agreement.

IMPLEMENTATION OF THE BAY NETWORKS SPHERE TOPOLOGY MIB FOR THE PURPOSES OF `AUTODISCOVERING' THE FIRST VIRTUAL SWITCH: [ * ] - Payable [ * ] on delivery of the [ * ] and [ * ] on acceptance of the [ * ]

GRAPHICAL USER INTERFACE DEVELOPMENT: [ * ] - Payable [ * ] on acceptance of [ * ] on acceptance of the [ * ]


[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   Schedule G

                   BAY NETWORKS QUALITY WORKMANSHIP STANDARDS

1. Color, texture and workmanship of any sheet metal shall meet the requirements of Bay Networks Procedure QAI-001-D. If the First Virtual procures sheet metal from a supplier not listed on Bay Networks AVL, paint chips will be provided to First Virtual by Bay Networks and shall be used as minimum acceptable, maximum acceptable and preferred criteria for paint shade and texture.

2. Bare printed wiring boards shall meet the workmanship requirements of ANSI/IPC-A- 600D, Class 2.

3. Printed circuit assemblies shall meet the requirements of ANSI/IPC-A-610A, Class 2 for plated through hole technology. Printed circuit assemblies with surface mount devices shall meet the requirements of SMT/Fine Pitch Technology Workmanship Guidelines, Class 2, published by Phil P. Marcoux (PPM Associates). The SMT Workmanship Guidelines will be provided to First Virtual by Bay Networks.

4. First Virtual Corporation's product shall be subject to Bay Networks Quality Assurance Procedure (QAP-019-A), which outlines the sample inspection plan and qualification requirements for First Virtual Corporation's product to meet "Dock-to-Stock" status

5. First Virtual must document and execute testing strategy that achieves a 95% confidence level of no greater than 0.5% infant mortality of the finished product. The test strategy shall include stress testing to validate the functional design requirements as well as demonstrating the infant mortality rate.

6. Bay Networks reserves the right to audit the First Virtual Corporation's production or subcontract facilities to observe the manufacturing processes and inspect product designated for use as specified in this agreement.

7. It is preferred (but not required) that the First Virtual be in compliance with ISO 9002 (International Quality Assurance Management System Standard for Production and Installation).

                                   SCHEDULE H

                          SERVICE AND SUPPORT SERVICES

GENERAL

The availability of support for the Bay Networks Private Label 25Mb/s ATM products from First Virtual shall continue for at least the lesser of:

(i) Five years after a product is removed from the Bay Networks price list.

(ii) Five years after a base product is removed from the First Virtual Corporations price list.

TECHNICAL SUPPORT

Bay Networks Customer Service Organization shall have direct access to technical support from First Virtual Corporation. Bay Networks shall define up to four people who shall have this direct technical support access. The Director of Bay Networks Technical Operations will modify the personnel list as is time to time required.

ESCALATION PROCESS

First Virtual will provide access to the technical support resources sufficient to effect their support responsibilities under this agreement for a minimum of five days a week 8 hours a day (5 X 8). Technical information requests from Bay Networks must be responded to within two (2) hours. Escalations shall generally follow this path:

        FIRST EVENT: The end-use customer or Bay Networks business partner calls Bay Networks to report a problem with the First Virtual Private Label equipment.

        SECOND EVENT: Bay Networks attempts to solve the problem using its internal support resources.

        THIRD EVENT: Bay Networks escalates the problem if unsolved at Second Event to higher level internal technical support

        FOURTH EVENT: Bay Networks escalates the problem if unsolved at Third Event to First Virtual technical support.

In the event of failure of the general escalation process to resolve the technical problems with the Bay Networks Private Label Product, First Virtual shall provide on-site technical support capable of identifying/isolating any design deficiency of First Virtual product or interoperability problem with Bay Networks products or other third party products. If requested by Bay Networks following the failure to resolve a technical problem, First Virtual shall provide technical support to a location determined by Bay Networks (but within the USA) within two business days.

MTBF

First Virtual will provide actual field MTBF numbers for the Private Label 25Mb/s product set assembly and subassembly modules.

MTTR

First Virtual will provide restoral times and demonstrate the capability to perform fault isolation to the field replaceable parts of the Private Label Products. First Virtual shall demonstrate the ability to satisfactorily use applicable product, technology, tools and test equipment to maintain the equipment. For equipment which Bay Networks will install and maintain First Virtual must demonstrate that MTTR objectives can be met.

MTTI

First Virtual must be able to define the installation times for each component of the purchased equipment. Hardware and Software installation includes unpacking, inspection, rack mount or table top installation, and installation and configuration of operational software including any SNMP agent software, device driver, operating system or the like. First Virtual shall demonstrate the ability to satisfactorily use applicable product, documentation, tools and test equipment to install the equipment. For equipment which Bay Networks will install and maintain First Virtual must demonstrate that MTTI objectives can be met.

TEST EQUIPMENT REQUIREMENTS / AVAILABILITY

First Virtual shall make available to Bay Networks for a reasonable and agreed price any test equipment to include diagnostics, test fixtures, test devices so as to ensure that Bay Networks may adequately provide services to Bay Network's customers. Bay Networks shall have the right to purchase or reproduce and distribute diagnostic tools for internal and Third Party Service use only.

TOOLS REQUIREMENTS / AVAILABILITY

First Virtual shall make available to Bay Networks for a reasonable and agreed price any special tools necessary to install and maintain First Virtual equipment should Bay Networks agree to install and maintain First Virtual equipment. Tools may include but are not limited to special physical tools, software debug utilities, special diagnostics, etc. Bay Networks shall have the right to purchase or reproduce and distribute diagnostic tools for internal and Third Party Service use only.

DOCUMENTATION

Documentation may be but is not limited to: User documentation, Application documentation, performance tests, test procedures, white papers, notes, technical bulletins, functional specifications, design specifications, schematics, parts lists, source code, field service documentation etc. Bay Networks may use and reproduce First Virtual's documentation in the interest of First Virtual.

                                   SCHEDULE I

                                    TRAINING

TRAINING DOCUMENTATION

First Virtual will provide three sets of its standard training material including where appropriate, handouts, overheads, outlines,syllabus, labs, manuals etc. Additional material should be available for an agreed price. If the training course is updated three copies of updated training materials will be provided to Bay Networks 60 days prior to product release.

COURSE AVAILABILITY

First Virtual will provide training courses for the Technical Response Centers and internal training developers within 30 days prior to product availability at Bay Network's facility of choice. First Virtual will make training courses available for U.S. Field Operations & Third Party Service Providers prior to product availability at Bay Network's facility of choice. Details regarding type of class, content, audience, location and size will be negotiated. Training for future options, functional enhancements and upgrades must be offered by First Virtual and participation is solely at Bay Networks option.

PRICING

Pricing for the courses provided by First Virtual at Bay Networks will be as follows:

[ * ] Per instructor (including travel time), plus [ * ], Bay Networks to provide [ * ].

[ * ] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                  Amendment to
                        BAY NETWORKS COMMUNICATIONS, INC.
                                       and
                           FIRST VIRTUAL CORPORATION,

                   ORIGINAL EQUIPMENT MANUFACTURING AGREEMENT

Bay Networks, Inc. and First Virtual Corporation have entered into an Original Equipment Manufacturing Agreement (the "Agreement") dated November 3,1995. This Amendment, upon execution by both parties, is made effective and deemed part of the Agreement. The parties hereby agreed to modify the Agreement as follows.

1. The following is inserted as paragraph 7.6

7.6 OWNERSHIP OF JOINT TECHNOLOGY. The parties shall be joint owners respecting all intellectual property embodied in or related to jointly developed technology without right of accounting for royalties to the other party.

2. The parties agree that the SNMP graphical management application as described in Schedule B, Item 5 of the Agreement will be Joint Technology and will be jointly owned as set forth in paragraph 7.6. The parties further agree that Bay Networks will bundle and market the SNMP graphical management application as part of its Optivity management offering and First Virtual will market it as a standalone network management application.

Except as explicitly stated in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

Bay Networks, Inc.                             First Virtual Corporation

By: /s/ Rob Newman                             By: /s/ J.O. Mitchell

Name: Robert Newman                            Name: J.O. Mitchell

Title: VP Switch Products                      Title: COO

Date: June 14, 1996                            Date: 6/14/96

                                 Amendment 2 to
                   Original Equipment Manufacturing Agreement

Bay Networks, Inc. and First Virtual Corporation have entered into an Original Equipment Manufacturing Agreement (the "Agreement") dated November 3,1995 and amended on June 14,1996. This Amendment 2, upon execution by both parties, is made effective and deemed part of the Agreement. The parties hereby agreed to modify the Agreement as follows. Paragraph and Schedule references below correspond to the Paragraph and Schedule numbers in the Agreement.


1. Paragraph 1.1 Private Labeled Products, is modified to delete "the 25Mb/s ATM PCI and ISA Media Adapter Card models and Multimedia Operating System models", resulting in the 25Mb/s modular ATM Media Switch II models, as the only Private Label Product.

2. Beginning with the effective date of this Amendment 2, and upon placement of purchase orders for demonstration systems, and product as provided for in this Amendment 2, pricing for all First Virtual products purchased by Bay Networks under the Agreement, as amended, shall be [ * ] off the prevailing First Virtual List Price and the Schedule F, Product Pricing is no longer in effect.

3. Bay Networks will place an order for [ * ] Demonstration Systems, as described in Attachment 1 to this Amendment 2 not later than [ * ]; and [ * ] will be scheduled for delivery in [ * ] and [ * ]. The remaining [ * ] Demonstration Systems will be scheduled for future delivery, at Bay's option. The price of these Demonstration Systems so described in Attachment 1 will be [ * ]. Such Demonstration Systems may be resold by Bay Networks.

4. Not later than October 15, 1996, Bay Networks will place two Purchase Orders:
(1) for [ * ] BRI gateways, [ * ] PRI gateways, [ * ] V Casters, [ * ] 50hr cache, to be received [ * ] and (2) for [ * ] switches, for delivery as follows: [ * ] to be received [ * ] and [ * ] in [ * ].

5. Paragraph 2.4 is deleted and the following is substituted:

        "2.4 CANCELLATION OR POSTPONEMENT OF ORDERS. Bay Networks may cancel or reduce the quantity of any order without liability on or before 30 days in advance of the ship date specified in Bay Networks' order without cancellation charge. Bay Networks may postpone the delivery of any portion of an order one time for up to 180 days without any liability by delivering written notice to First Virtual on or before 30 days in advance of the ship date specified in Bay Networks' order."

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6. The parties agree to make a commitment to market the First Virtual products and their use with Bay Networks products, including participation in trade shows, publication of white papers, advertisement and other such activities, as each party may determine is appropriate in its own discretion. Bay Networks agrees that it will budget and it intends to expend approximately [ * ] for such in marketing and First Virtual agrees that it will budget and it intends to expend approximately [ * ] for such in marketing.

7. Bay Networks and First Virtual will collaborate on video for distribution for internal and external marketing and sales. The video will include an appropriate business leader from Bay Networks and will be distributed to all Bay Networks and First Virtual sales personnel. The video be completed on a best effort basis, targeted to be completed within 60 days of this signing this Amendment 2. Each party will be responsible for its own expenses in the production of the video and such expenses will be considered part of the joint marketing described in paragraph 6 of this Amendment 2.

8. On or before October 15,1996, Bay Networks will make a public announcement that it is now carrying the entire First Virtual product line and will include in that announcement the reason for selecting First Virtual, in accordance with the terms of Paragraph 14.8.

9. Bay Networks' resellers outside of the United States may purchase First Virtual products directly from Bay Networks. To compensate First Virtual for providing [ * ] support for such international sales of First Virtual products by Bay Networks resellers, Bay Networks will pay First Virtual an amount equal to [ * ] of the actual [ * ] paid to Bay Networks (in U.S. dollars). Bay Networks will disburse payments to First Virtual, on a quarterly basis, within 30 days following quarter-end of March 31, June 30, September 30 and December 31, based on [ * ] for First Virtual products during the preceding quarter.

Except as explicitly stated in this Amendment 2, the terms and conditions of the Agreement, as amended, shall remain in full force and effect.

Bay Networks, Inc.                                 First Virtual Corporation

By: /s/ Rob Newman                                 By: /s/ J.O. Mitchell

Name: Robert M. Newman                             Name: J.O. Mitchell

Title: VP LAN BACKBONE                             Title: COO

Date: September 30TH, 1996                         Date: 9/30/96

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

            Amendment 3 to Original Equipment Manufacturing Agreement

Bay Networks, Inc. and First Virtual Corporation have entered into an Original Equipment Manufacturing Agreement (the "Agreement") dated November 3rd, 1995 and amended on June 14th, 1996 and further amended September 30th, 1996. This Amendment 3, upon execution by both parties is made effective and deemed part of the agreement. The parties hereby agree to modify the agreement as follows. Paragraph and Schedule references below correspond to the Paragraph and Schedule numbers in the Agreement.

1. Beginning on the effective date of this amendment pricing for new orders for First Virtual product placed under this agreement shall be.

         (a)  [      *      ] off the prevailing First Virtual list price for
              [ * ] products except that
         (b) Products falling under the [ * ] subsection of the First Virtual price list shall be at [ * ] off the prevailing First Virtual list price.
         (c) Any current or future [ * ] products priced at [ * ] or less, [ * ] shall be at [ * ] off the prevailing First Virtual list price.

Bay Networks, Inc.

By: /s/ John Jaeger                                  By: /s/ J.O. Mitchell

Name: John Jaeger                                    Name: James O. Mitchell

Title: Director, Switched Internetworking            Title: COO/CFO

Date: 4/7/97                                         Date: 4/9/97

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.